NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, November 1, 2024

LyondellBasell Reports Third Quarter 2024 Earnings

Third Quarter 2024 Highlights
•Net income: $573 million, $617 million excluding identified items(a)
•Diluted earnings per share: $1.75 per share; $1.88 per share excluding identified items
•EBITDA: $1.2 billion
•Cash from operating activities: $670 million
•Returned $479 million to shareholders through dividends and share repurchases
•Creating long-term value through progress toward LYB's sustainability targets:
◦Started construction of MoReTec-1 catalytic advanced recycling facility in Germany
◦Exceeded 2030 renewable electricity target

Comparisons with the prior quarter and third quarter 2023 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Sales and other operating revenues	$10,322	$10,558	$10,625	$30,805	$31,178
Net income	573	924	747	1,970	1,936
Diluted earnings per share	1.75	2.82	2.29	6.00	5.90
Weighted average diluted share count	326	326	325	326	326
EBITDA(a)	1,174	1,644	1,356	3,865	3,870
Excluding Identified Items(a)

Net income excluding identified items	$617	$734	$804	$1,852	$2,427
Diluted earnings per share excluding identified items	1.88	2.24	2.46	5.64	7.40
Gain on sale of business, pre-tax	—	(293)	—	(293)	—
Impairments, pre-tax	—	—	25	—	277
Refinery exit costs, pre-tax	57	42	49	135	284
EBITDA excluding identified items	1,211	1,373	1,410	3,647	4,312
(a) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-8 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), gain on sale of business, impairments in excess of $10 million in aggregate for the period and refinery exit costs.

LyondellBasell Industries (NYSE: LYB) (the "company") today announced net income for the third quarter 2024 of $573 million, or $1.75 per diluted share. During the quarter, the company recognized identified items of $44 million, net of tax. These items, which impacted third quarter earnings by $0.13 per share, were related to costs incurred from plans to exit the refining business. Third quarter 2024 EBITDA was $1.2 billion.

In North America, integrated polyethylene margins increased, driven by favorable ethane and natural gas costs coupled with higher polyethylene prices. September year-to-date market demand across the North American polyethylene and polypropylene industry is up by more than 7% and 4%, respectively, relative to 2023. The company's third quarter volumes benefited from high cracker operating rates that captured improved margins on merchant ethylene sales. In the company's Olefins and Polyolefins Europe, Asia, and International segment, integrated polyethylene margins expanded due to lower feedstock costs and stable polyolefins prices. Oxyfuels and refining margins fell sequentially due to lower crude oil prices and gasoline crack spreads.
LyondellBasell generated $670 million in cash from operating activities in the third quarter and achieved approximately 80% cash conversion(b) over the past twelve months. The company continues to take a disciplined approach to capital allocation, with $368 million invested in capital expenditures and $479 million returned to shareholders through dividends and share repurchases. At the end of the quarter, the company held $2.6 billion in cash and short-term investments and $7.3 billion in available liquidity, supporting a robust investment-grade balance sheet.
LYB continues to make progress toward building a profitable Circular and Low Carbon Solutions business which is one of the three pillars of its long-term strategy. In the third quarter, the company began construction on the first commercial-scale plant to utilize its proprietary and differentiated advanced catalytic recycling technology, MoReTec-1, in Wesseling, Germany. The facility is expected to begin operations in 2026 and designed to achieve high plastic-to-plastic yields, supporting the company's goal of producing and marketing at least 2 million metric tons of recycled and renewable polymers annually by 2030(c). Additionally, electrification of the MoReTec-1 unit enables it to operate using renewable electricity to reduce greenhouse gas (GHG) emissions. In September, LYB exceeded its goal to procure half of the company's electricity from renewable sources by 2030 with the addition of a new power purchase agreement in the Netherlands.
“This quarter we broke ground on our new MoReTec-1 facility in Germany, marking a significant milestone in our journey toward a more sustainable future. Our investment demonstrates the significant work underway at LYB to lead our industry's transition toward a circular economy. We are building a competitive advantage for delivering sustainable, low-carbon solutions to meet increasing demand while strengthening our position in the global market,” said Peter Vanacker, LyondellBasell chief executive officer.

OUTLOOK
In the fourth quarter, the company expects year-end seasonality to result in softer demand across most businesses. Sequentially higher natural gas and ethane feedstock costs are expected to moderate North American integrated polyolefins margins during the fourth quarter. Oxyfuels and refining margins are expected to continue to decline with low gasoline crack spreads and the conclusion of the summer driving season.

(b) Cash conversion is net cash provided by operating activities divided by EBITDA excluding LCM, gain on sale of business and impairment in excess of $10 million in aggregate for the period.
(c) Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture and (ii) production via third-party tolling arrangements.

To align with global demand and the company's planned maintenance, LYB expects fourth quarter operating rates of 85% for North American olefins and polyolefins (O&P) assets, 60% for European O&P assets and 75% for Intermediates & Derivatives (I&D) assets. Easing interest rates are expected to improve demand for durable goods during 2025, benefiting the company's polypropylene and I&D businesses.

“Despite challenging global macroeconomic conditions, our strong North American operations allowed us to capitalize on favorable ethylene margins in the region. The company's focus on operational and commercial excellence allows us to capture opportunities and meet customer needs while making progress on our long-term strategy to drive sustainable value,” said Vanacker.

CONFERENCE CALL
LYB will host a conference call November 1 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins and Refining Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. ET November 1 until December 1, 2024. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13743073.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; our ability to align our assets and grow and upgrade our core, including the results of our strategic review of certain European assets; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; the continued operation of and successful shut down and closure of the Houston Refinery, including within the expected timeframe; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2023, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change.

We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), gain on sale of business, impairments in excess of $10 million in aggregate for the period and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. In April 2022 we announced our decision to cease operation of our Houston Refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges.

Cash conversion is a measure commonly used by investors to evaluate liquidity. Cash conversion means net cash provided by operating activities divided by EBITDA excluding LCM, gain on sale of business and impairment in excess of $10 million in aggregate for the period. We believe cash conversion is an important financial metric as it helps management and other parties determine how efficiently the company is converting earnings into cash.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations.

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Source: LyondellBasell Industries

Media Contact: Monica Silva +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income	$573	$924	$747	$1,970	$1,936
Identified items
less: Gain on sale of business, pre-tax(a)	—	(293)	—	(293)	—
add: Impairments, pre-tax(b)	—	—	25	—	277
add: Refinery exit costs, pre-tax(c)	57	42	49	135	284
add: Provision for (benefit from) income taxes related to identified items	(13)	61	(17)	40	(70)
Net income excluding identified items	$617	$734	$804	$1,852	$2,427

Net income	$573	$924	$747	$1,970	$1,936
Loss from discontinued operations, net of tax	4	1	1	6	4
Income from continuing operations	577	925	748	1,976	1,940
Provision for income taxes	134	249	153	505	508
Depreciation and amortization(d)	381	387	367	1,133	1,154
Interest expense, net	82	83	88	251	268
EBITDA	1,174	1,644	1,356	3,865	3,870
Identified items
less: Gain on sale of business(a)	—	(293)	—	(293)	—
add: Impairments(b)	—	—	25	—	277
add: Refinery exit costs(e)	37	22	29	75	165
EBITDA excluding identified items	$1,211	$1,373	$1,410	$3,647	$4,312

(a) In the second quarter of 2024, we sold our U.S. Gulf Coast-based Ethylene Oxide and Derivatives ("EO&D") business, which resulted in recognition of a gain included in our I&D segment.
(b) Reflects a non-cash goodwill impairment charge in our Advanced Polymer Solutions segment, recognized in the first quarter of 2023, and a non-cash impairment charge related to capital project costs in our Olefins & Polyolefins - Americas segment, recognized in the third quarter of 2023.
(c) Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges. See Table 8 for additional detail on refinery exit costs.
(d) Depreciation and amortization includes depreciation of asset retirement costs in connection with exiting the Refining business. See Table 8 for additional detail on refinery exit costs.
(e) Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and other charges. See Table 8 for additional detail on refinery exit costs.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Diluted earnings per share	$1.75	$2.82	$2.29	$6.00	$5.90
Identified items
less: Gain on sale of business	—	(0.68)	—	(0.68)	—
add: Impairments	—	—	0.05	—	0.83
add: Refinery exit costs	0.13	0.10	0.12	0.32	0.67
Diluted earnings per share excluding identified items	$1.88	$2.24	$2.46	$5.64	$7.40

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM, Gain on Sale of Business and Impairments
	Year Ended	Nine Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2024
Net cash provided by operating activities	$4,942	$3,438	$1,904	$3,408
Adjustments:
Depreciation and amortization	(1,534)	(1,154)	(1,133)	(1,513)
Impairments(a)	(518)	(277)	(5)	(246)
Amortization of debt-related costs	(9)	(7)	(9)	(11)
Share-based compensation	(91)	(71)	(71)	(91)
Equity loss, net of distributions of earnings	(189)	(98)	(162)	(253)
Deferred income tax (provision) benefit	(43)	(48)	79	84
Gain on sale of business(b)	—	—	293	293
Changes in assets and liabilities that (provided) used cash:
Accounts receivable	(110)	282	413	21
Inventories	(18)	196	433	219
Accounts payable	(141)	(31)	217	107
Other, net	(168)	(294)	11	137
Net income	2,121	1,936	1,970	2,155
Loss from discontinued operations, net of tax	5	4	6	7
Income from continuing operations	2,126	1,940	1,976	2,162
Provision for income taxes	501	508	505	498
Depreciation and amortization	1,534	1,154	1,133	1,513
Interest expense, net	348	268	251	331
EBITDA	4,509	3,870	3,865	4,504
add: LCM charges	—	—	—	—
less: Gain on sale of business(b)	—	—	(293)	(293)
add: Impairments(a)	518	277	—	241
EBITDA excluding LCM, gain on sale of business and impairments	$5,027	$4,147	$3,572	$4,452

(a) The year ended December 31, 2023 reflects non-cash impairment charges of $518 million, which includes a non-cash goodwill impairment charge of $252 million in our Advanced Polymer Solutions segment, recognized in the first quarter of 2023, and a non-cash impairment charge of $192 million related to our Dutch PO/SM joint venture assets in our Intermediates & Derivatives segment, recognized in the fourth quarter of 2023.
(b) In the second quarter of 2024, we sold our U.S. Gulf Coast-based EO&D business, which resulted in recognition of a gain included in our I&D segment.
Note: Last twelve months September 30, 2024 is calculated as year ended December 31, 2023, plus nine months ended September 30, 2024, minus nine months ended September 30, 2023.

Table 5 - Calculation of Cash Conversion
	Year Ended	Nine Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2024
Net cash provided by operating activities	$4,942	$3,438	$1,904	$3,408
divided by:
EBITDA excluding LCM, gain on sale of business and impairment(a)	$5,027	$4,147	$3,572	$4,452
Cash conversion				77%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM, gain on sale of business and impairments in excess of $10 million in aggregate for the period.
Note: Last twelve months September 30, 2024 is calculated as year ended December 31, 2023, plus nine months ended September 30, 2024, minus nine months ended September 30, 2023.

Table 6 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	September 30, 2024
Cash and cash equivalents and restricted cash	$2,635
Short-term investments	—
Cash and liquid investments	2,635
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	900
Total liquidity	$7,285

Table 7 - Calculation of Dividends and Share Repurchases
Three Months Ended
Millions of U.S. dollars	September 30, 2024
Dividends - common stock	$437
Repurchase of Company ordinary shares	42
Dividends and share repurchases	$479

Table 8 - Refinery Exit Costs
	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Refinery exit costs:
Accelerated lease amortization costs	$10	$10	$11	$28	$100
Personnel costs	7	10	16	23	59
Asset retirement obligation accretion	2	2	2	6	6
Asset retirement cost depreciation	20	20	20	60	119
Other charges	18	—	—	18	—
Total refinery exits costs	$57	$42	$49	$135	$284